UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 7, 2013, Orange Capital, LLC issued a press release with a letter it sent to the board of directors of International Game Technology (“IGT”). On February 12, 2013, the Ader Group issued an open letter to IGT shareholders in which it provided a hyperlink to such press release. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

On February 8, 2013, Reuters published an article in which Jason N. Ader made certain statements relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such article is attached hereto as Exhibit II and is incorporated herein by reference.

On February 10, 2013, Las Vegas Review-Journal published an article in which Mr. Ader made certain statements relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such article is attached hereto as Exhibit III and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

February 07, 2013 09:00 AM Eastern Time

Orange Capital, LLC Issues Open Letter to the Chairman of the Board of International Game Technology

Urges IGT to Immediately Commence “Dutch Auction” Tender Offer for 25% of IGT’s Outstanding Shares

Voices Support for the Ader Group’s Director Nominees and Agenda for IGT

Calls on IGT to Amicably Resolve Election Contest by Agreeing to Reconstitute the Board with the Ader Group’s Nominees

NEW YORK--(BUSINESS WIRE)--Orange Capital, LLC, a New York based investment firm, has issued the following open letter (text below) to the Board of Directors of International Game Technology (NYSE: IGT) in response to the Company’s recent share price performance and election contest with the Ader Group:

The full text of the letter follows:

Philip G. Satre
Chairman of the Board
International Game Technology
6355 South Buffalo Drive
Las Vegas, Nevada 89113

Dear Mr. Satre:

Orange Capital, LLC (“Orange Capital”) is a New York based investment fund and beneficial owner of 1,228,562 shares of International Game Technology (“IGT” or the “Company”) common stock. In addition, we own the right to purchase 2,400,000 shares of IGT common stock. Orange Capital has carefully studied IGT’s operating strategy and capital allocation during the tenure of Ms. Patti Hart as Chief Executive Officer. We have also carefully reviewed the proxy statements and other public filings of both the Ader Group and the Company in connection with the election contest at the upcoming Annual Meeting scheduled for March 5th, 2013.

IGT’s valuation is near its all-time low on the basis of net income and cash flow. We believe this reflects the investment community’s lack of faith in the operating strategy and capital allocation decisions of IGT management and the Board of Directors (“Board”). Based on the Company’s fiscal 2013 guidance, IGT will generate approximately $400 million of after-tax free cash flow (“FCF”). This represents nearly 10% of the Company’s current market capitalization. Specifically, we have two recommendations for the Board:

1.	Immediately commence a “Dutch Auction” tender offer for 25% of IGT’s outstanding shares; and

2.	Amicably resolve the ongoing election contest with the Ader Group by agreeing to reconstitute the Board to include the Ader Group’s director nominees.

IMMEDIATELY COMMENCE A DUTCH AUCTION TENDER OFFER FOR 25% OF SHARES OUTSTANDING

We trust the Board shares our view that the Company’s common stock is significantly undervalued.

An immediate Dutch Auction tender offer for 25% of the outstanding shares would cost approximately $1.2 billion at a slight premium to current market prices and would be approximately 22% accretive to earnings per share assuming a 6% funding cost. Given IGT’s current Net Debt/EBITDA1 stands at only 1.9x, we believe there is ample balance sheet capacity for an accelerated return of capital.

Following the Dutch Auction, IGT would still generate approximately $350 million of FCF and the Company’s Net Debt/EBITDA would fall to approximately 3.0x by the end of fiscal 2013. The Company would maintain significant financial flexibility and leverage would remain well below the combined WMS/Scientific Net Debt/EBITDA of 5.0x.

IGT’s existing credit facilities limit the Company’s “Net Funded Debt Leverage Ratio” to 3.5x. While the Dutch Auction tender offer may require an amendment from the Company’s lenders, given current credit market conditions and IGT’s resilient cash flows, we believe the Company’s lenders would grant an amendment on reasonable commercial terms, if required.

DROP THE OBJECTION TO THE ADER GROUP NOMINEES AND SEEK AMICABLE RESOLUTION TO THE ELECTION CONTEST

We believe an election contest is not in the best interests of stockholders and the Company should seek a mutually agreeable resolution with the Ader Group, including Board representation. In its proxy materials and public statements, we believe the Ader Group has identified significant challenges facing the Company. We also believe the Ader Group has nominated three highly qualified individuals who can bring substantial expertise and talent to the Board. We fully support the Ader Group’s agenda.

We are extremely disappointed that the Company has engaged in a public mud-slinging campaign against the Ader Group, including IGT’s former CEO Charles Mathewson. We have a great deal of respect for Jason Ader, one of the gaming industry’s most highly regarded financial analysts. Mr. Ader was the number one ranked gaming analyst in the Institutional Investor poll for three consecutive years and on Institutional Investor's All-America Research Team for nine consecutive years.

Mr. Ader has also served on a public company board with an outstanding track record for creating enormous stockholder value. Mr. Ader has been a member of the Board of Directors of Las Vegas Sands Corp. (“Sands”) since early 2009. Sands is one of the gaming industry’s most admired companies and a significant customer for IGT. During Mr. Ader’s tenure, Sands’ stockholder returns and capital management have been nothing short of spectacular. Sands has appreciated more than 1,000%, including dividends. Since 2009, Sands successfully listed its Macau operations, refinanced its debt obligations, and paid special stockholder dividends from excess capital.

With respect to Mr. Mathewson, we find IGT’s attempts to discredit him highly unproductive. Mr. Mathewson created enormous stockholder value during his tenure at IGT, and he maintains a strong reputation amongst the financial community and with the Company’s gaming customers. We are not alone in finding your comments towards Mr. Mathewson distasteful and without merit. Mr. Steve Wynn, CEO of Wynn Resorts, issued the following statement:

“I have known Chuck Mathewson both as a business man and as a friend for over 30 years. My various companies have done business with him during his tenure as Chairman of IGT, and we have benefitted from his expertise and the leadership he brought to the position… It was during Chuck’s time at IGT that the company came into dominance as the principal supplier of slot machines in the United States. Since his departure the company has seemed to have lost that edge… I am personally saddened by what appears to be a paid professional attempt to smear him. I’m left with the impression that such an effort is motivated by IGT’s current management’s attempt to distract stockholder attention from current performance."2

We hope this letter helps the Board better understand how certain of its stockholders may perceive the issues in this election contest. Should you have any questions or concerns regarding our views, I can be reached at 212-375-6040.

Sincerely,
Daniel Lewis
Managing Partner
Orange Capital, LLC

1 Total outstanding debt less unrestricted cash divided by last twelve months “Adjusted EBITDA” as defined by the Company

2 “Statement on Behalf of Steve Wynn Regarding Chuck Mathewson.” Business Wire 4 Feb. 2013

Exhibit II

Former analyst turned investor catches the activism bug

Fri, Feb 8 2013

By Katya Wachtel

NEW YORK (Reuters) - Former Wall Street casino analyst turned investor Jason Ader is stealing a page from the playbook of billionaire traders Carl Icahn and William Ackman.

The New York-based money manager is trying to boost the share price of U.S. slot machine maker International Game Technology by agitating for a boardroom shakeup in the company that an Ader-led fund owns a 3 percent stake in.

It is the first time that Ader, who is waging a proxy battle to get three of his representatives elected to ITG's board, has embraced an activist-style of investing.

But it is a strategy the former Bear Stearns gaming analyst Ader is taking a real shine to outside of managing his own fund. A hedge fund seeding business that Ader started in 2012 is considering providing investment capital to one or more hedge funds that focus mainly on shareholder activism, Ader told Reuters.

It is a growing indication that the kind of activist investing pioneered by Carl Icahn, and later embraced by Ackman and his Pershing Square Capital Management, is coming back into vogue - even as the two hedge fund managers most identified with activism are currently engaged in a nasty public feud over nutritional supplement company Herbalife Ltd.

"The market is overcrowded with funds," said Ader, who also is a board member of Las Vegas Sands Corp. He said, activists "are very good at creating their own catalysts on the long side."

For instance, last year Dan Loeb and his Third Point hedge fund used activism to force management changes at internet company Yahoo Inc. David Einhorn and his Greenlight Capital is using activism to push technology giant Apple Inc to give back more of its cash stockpile to investors.

Icahn, meanwhile, has teamed up with mutual fund Southeastern Asset Management to win board seats at natural gas company Chesapeake Energy Corp and help push the company's controversial chief executive, Aubrey McClendon, into early retirement.

Ader said activism is gaining favor as an investing strategy because the prices of so many stocks move in lockstep with each other these days. Pushing for things like a directional change at a company, a share buyback or dividend payment increasingly is being seen as a good way for a manager to differentiate a stock's performance from the pack.

Some of the top hedge fund performances in 2012 came from activists like Loeb, whose Third Point Ultra Fund jumped about 35 percent, and Mick McGuire, who saw his Marcato International fund rise almost 29 percent. On Friday, McGuire's $1.1 billion Marcato Capital Management took a 5 percent stake in auto parts maker Lear Corp and said it plans to seek board seats.

The fact that some of the $2 trillion industry's most prominent activists, from Loeb to Ackman and also Barry Rosenstein of Jana Partners, posted double-digit returns when the average hedge fund gained only 6 percent last year, has attracted the interest in the strategy at some big allocators like pension funds, some experts said.

SEED CAPITAL

Ader's seeding platform, Accelerator Fund Partners is focusing on new hedge funds with about $100 million or less in assets. The platform is funded by Ader's firm and a large, Beverly Hills-based family office, and has committed to providing $1 billion in seed capital over three years, he said.

In searching for a suitable activist fund to invest in, Ader said one thing he looks for are new managers that are cognizant of the potential volatility that activism can create for a portfolio as the bulls and bears duke it out over a company's direction.

"Hedge fund investors are attracted to the upside generated by activists, but the lack of volatility management in down periods has been a cause for some hesitation, or has caused allocators to invest smaller sums," he said.

Activism also has its limits, which may be one reason it has gone in and out of favor. While Ackman's Pershing Square had some success in pushing for changes that boosted the stock performance of fast-food giant McDonald's Corp, his attempts to induce structural changes at retail chain Target Corp went nowhere.

It is not clear how Ader's attempts to press for change at IGT, a company he knows well from his days analyzing the casino industry, will pan out.

IGT's stock, trading now at about $16.60, has risen more than 11 percent since January 4, when IGT told investors it had received a notice of intent from Ader to nominate four new members to the board, including the company's former CEO Charles Mathewson. But during the period, IGT also reported quarterly earnings, which beat Wall Street analyst expectations.

Ader has since reduced his demands to replacing three of the company's eight directors. He aims to boost the stock price of IGT by pushing the company to consider strategic alternatives for a social gaming unit it bought last year.

"I feel very strongly that all shareholders would benefit from having more ownership of the company represented on the board of directors," Ader said, adding he would like to see a board that has more expertise in casinos. "We would have preferred to avoid a proxy fight."

IGT has urged shareholders to reject the slate of directors put forward by Ader. IGT said Mathewson used company money to fund a lavish lifestyle and had a "decidedly 'old school' approach to corporate governance, which was driven by his own self-interests."

IGT's annual meeting is scheduled for March 5 in Las Vegas.

Exhibit III

Howard Stutz INSIDE GAMING

Goodwill, friendships may die in proxy fight

Posted: Feb. 10, 2013 | 2:02 a.m.

A conjured-up meeting of the Gaming Hall of Fame's membership might get interesting.

I'd feel sorry for the person who had to handle seating arrangements.

The continuing proxy fight over the direction of slot machine manufacturer International Game Technology has put several legendary gaming personalities on opposite sides of the dispute.

Disagreements between gaming executives are not uncommon. But it's been years since the industry has seen a family feud quite like this one.

The bickering turned personal. It figures to get even more heated leading up to IGT's planned shareholders meeting March 5 in Las Vegas.

Several observers fretted that IGT Chairman Phil Satre could see 25 years of good will he established during his tenure as chairman and CEO of Harrah's Entertainment washed away over the next few weeks.

"Phil has to start worrying about the damage this is doing to his reputation with gaming industry leaders," said one former longtime slot machine company executive.

Satre, 62, was inducted into the Gaming Hall of Fame in 2003. Under his leadership, Harrah's (now Caesars Entertainment Corp.) became a Nevada and regional casino giant. He was well liked by investors and employees and was even rumored as a potential Democratic candidate for governor in 2006.

Satre moved into the IGT role four years after retiring from Harrah's.

Former IGT Chairman Charles Mathewson and analyst-turned-investor Jason Ader are soliciting proxy votes from company shareholders to gain three seats on IGT's eight-person board. The group controls 3 percent of IGT's outstanding shares.

Ader and Mathewson believe IGT's current management neglected the company's core slot machine business and "alienated" casino customers. The actions caused IGT's financial performance to deteriorate, they argue, with the share price falling more than 20 percent during the past three years.

IGT responded with a letter to shareholders on Feb. 1, defending the company's financial stewardship and business decisions.

However, the letter also spelled out how Mathewson, during his 17-year tenure as chairman and after he left the board, enjoyed a "lavish lifestyle" at the expense of the company and had an "old school" approach to corporate governance.

Satre authored the letter along with IGT CEO Patti Hart.

The language incensed Mathewson. He called the comments "misleading and untruthful personal attacks." He said IGT turned its guns toward him to divert attention away from the company's "poor management decisions."

Mathewson, 84, went into the Hall of Fame in 1997.

Satre and Mathewson have roots in Reno and are longtime friends. Mathewson, reportedly, helped bring Satre onto the IGT board in January 2009. Ten months later, Satre was named chairman.

That friendship may now be history.

Ader, 44, was one of the industry's leading analysts on Wall Street in the late 1990s through the early 2000s. He did as much to build the reputation of the casino industry as a worthy and reliable investment as any Gaming Hall of Fame member.

Ader operates his own New York-based investment firm and is a member of the board of Las Vegas Sands Corp. In an interview last week, Ader said he cleared the IGT proxy fight with Las Vegas Sands Chairman Sheldon Adelson, a 2011 Gaming Hall of Fame inductee.

"I wouldn't have done this without approval early on," Ader said. "If they were not supportive, I wouldn't be doing this."

But he also advised Adelson to stay on the sidelines.

Wynn Resorts Ltd. Chairman Steve Wynn wasn't going to be silenced.

In a brief but scathing statement, Wynn tore into IGT for what he called a "paid professional attempt to smear" Mathewson, his friend for 30 years.

Wynn, who was inducted into the Gaming Hall of Fame in 2006, said IGT's management wants to divert attention from its own performance.

All the vitriol has to concern former Nevada Gov. Bob Miller, who is on the boards of both IGT and Wynn Resorts.

Miller has found himself in the middle of two proxy fights; the continuing Wynn battle with defrocked shareholder Kazuo Okada, and now IGT's pissing match.

Miller has been a member of IGT's board since 2000 and was brought into the company by Mathewson. The two-term governor, who has been named in several Securities and Exchange Commission filings in the IGT proxy fight, is trying to keep Mathewson out.

Wynn's siding with Mathewson, however, has to cause some confusion.

It's unclear whether the Ader group will get enough proxy votes to change the board's makeup. But we know they are getting under the skin of IGT's management.

Ader produced a website - rescueigt.com - where information about the proxy battle is posted, including Securities and Exchange Commission filings and investor presentations.

Only, you can't access the website from inside IGT's corporate offices. The company's Internet servers block employees from viewing the website on IGT computers. Even outsiders, using smartphones or tablet computers connected through Wi-Fi while in IGT offices, can't view Ader's websites.

Several IGT employees emailed screenshots of the blocked messages to sources.

That move by IGT is corporate paranoia.